Exhibit 99.1

Farmer Bros. Co. Announces Board Refresh and Cooperation Agreement with Stockholders JCP Investment Management and 22NW

October 31, 2022

NORTHLAKE, Texas, October 31, 2022 (GLOBE NEWSWIRE) – Farmer Bros. Co. (NASDAQ: FARM) (the “Company”), today announced it has entered into a cooperation agreement (the “Cooperation Agreement”) with JCP Investment Management, LLC (collectively with its affiliates, “JCP”) and 22NW, LP (collectively with its affiliates, “22NW”), which together own approximately 15.7% of the Company’s outstanding common stock. Under the Cooperation Agreement, the Company has agreed to promptly appoint Bradley L. Radoff as an independent member of the Board of Directors (the “Board”). The Company will also include Mr. Radoff and an additional independent nominee from JCP’s nomination notice (the “Second New Director”) on its slate of candidates standing for election at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).

Upon election to the Board, the Second New Director will fill a vacancy created by the retirement of Charles F. Marcy from the Board at the 2022 Annual Meeting. Following the 2022 Annual Meeting, Christopher P. Mottern will retire from the Board, effective as of June 30, 2023. The size of the Board will not exceed eight after Mr. Mottern’s retirement.

The Company also agreed to form a new committee of the Board tasked with reviewing strategic alternatives and capital allocation initiatives promptly following the 2022 Annual Meeting. Both Mr. Radoff and the Second New Director will serve on the newly formed committee as well as the Nominating and Corporate Governance Committee.

Additionally, JCP has agreed to withdraw its notice of intent to nominate director candidates for election at the 2022 Annual Meeting and both JCP and 22NW have agreed to cease all solicitation and other activities in connection with the 2022 Annual Meeting. During the term of the Cooperation Agreement, JCP and 22NW have also agreed to customary standstill provisions and voting commitments.

“Chris and Chuck have provided thoughtful leadership, perspective and guidance to the Board during their tenures. We are grateful for their contributions and wish them the best,” said D. Deverl Maserang II, President and Chief Executive Officer of the Company. “The Company would also like to welcome Brad to the Board. He brings extensive financial and investment knowledge, a track record of value creation and significant experience serving on the board of directors of public companies. We also look forward to continuing to work with our stockholders, JCP and 22NW, going forward.”

“We appreciate the collaborative and constructive approach taken by the Board in reaching this agreement. The Board’s addition of two new independent directors and its commitment to maximizing stockholder value excite us about the Company’s future,” said James C. Pappas of JCP. “We look forward to continued collaboration with the Company to unlock value,” commented Aron English of 22NW.

The complete Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

About Bradley L. Radoff

Bradley L. Radoff is a successful investor and proven public company director with significant experience in the areas of corporate governance, capital allocation, operational turnarounds and strategic reviews. Mr. Radoff has held roles at some of the world’s top asset management firms and financial institutions, including Citadel and Third Point, where he held a senior-level position. He currently serves as a director of Harte Hanks, Inc. (NASDAQ: HHS), a leading global customer experience company, and Enzo Biochem, Inc. (NYSE: ENZ), a leading biosciences and diagnostics company. Mr. Radoff previously served as a director of companies that include VAALCO Energy, Inc. (NYSE:EGY), a Texas-based independent energy company, from June 2020 to January 2022, Support.com, Inc. (formerly NASDAQ: SPRT), a leading provider of cloud-based software and services, from June 2016 until its merger in September 2021, and Pogo Producing Company (formerly NYSE: PPP), a major oil and natural gas company, from March 2007 to November 2007 prior to its sale to Plains Exploration for $3.6 billion. Mr. Radoff graduated summa cum laude with a B.A. in Economics from The Wharton School at the University of Pennsylvania.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a leading coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and other allied products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $469.2 million in fiscal 2022 and has approximately 1,068 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Forward Looking Statements
The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this press release and in the Company’s filings with the SEC. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the SEC. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact

For Farmer Bros.

Ellipsis
Jeff Majtyka
646-776-0886

For JCP or 22NW

Longacre Square Partners
Greg Marose, 201.936.4126
gmarose@longacresquare.com